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                                                                    EXHIBIT 99.1


                                                                   PRESS RELEASE
                                                       Contact: Kimberley Beales
                                                                  (858) 467-2815

FOR IMMEDIATE RELEASE
February 13, 2004

    TRANSWESTERN PUBLISHING ANNOUNCES RESULTS OF CONSENT SOLICITATION FOR ANY
            AND ALL SERIES F 95/8% SENIOR SUBORDINATED NOTES DUE 2007

     SAN DIEGO, CA - February 13, 2004 - TransWestern Publishing Company LLC ("TransWestern Publishing") announced today that, in connection with its previously announced cash tender offer for any and all of the $215,000,000 outstanding Series F 95/8% Senior Subordinated Notes due 2007 (CUSIP No. 894063AK2, the "Notes") issued by TransWestern Publishing and TWP Capital Corp. II (together, the "Issuers") and its related consent solicitation, the requisite consents necessary to execute a supplemental indenture (the "Supplemental Indenture") amending the indenture governing the Notes (the "Indenture") have been received.

     The consent solicitation relating to the Notes expired on February 13, 2004 at 5:00 p.m., New York City time (the "Consent Date"). As of the Consent Date, TransWestern Publishing had received tenders of Notes and deliveries of related consents from holders of approximately 86.4% of the $215,000,000 aggregate principal amount of the Notes outstanding.

     Holders of the Notes who validly tendered their Notes and delivered consents prior to the Consent Date will be entitled to receive a consent payment of $3.75 for each $1,000 principal amount of the Notes validly tendered and not withdrawn, in addition to the tender offer consideration of $1,032.08 for each $1,000 principal amount of the Notes tendered and accepted for payment, plus accrued and unpaid interest. TransWestern Publishing's obligation to accept for purchase and to pay for the Notes validly tendered in the tender offer is conditioned upon, among other things, the funding of new senior secured credit facilities, as described in more detail in the Offer to Purchase and Consent Solicitation Statement dated February 2, 2004 (the "Offer to Purchase"). Holders of the Notes who validly tendered and did not validly withdraw their Notes on or prior to the Consent Date are expected to receive payment for such Notes on or promptly following the date of the funding and closing of the new credit facilities.

     This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of tenders or consents with respect to, any of the Notes. The tender offer and consent solicitation are being made solely pursuant to the Offer to Purchase.

     TransWestern Publishing has retained Goldman, Sachs & Co. to serve as Dealer Manager and Solicitation Agent and D.F. King & Co., Inc. to serve as Information Agent for the tender offer and consent solicitation. Requests for documents may be directed to D.F. King & Co., Inc. by telephone at (800) 848-2998 (toll free) or in writing at 48 Wall Street, 22nd Floor, New York, New York 10005. Questions regarding the tender offer and consent solicitation should be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll free) or (212) 357-3019 (collect).